Exhibit 99.1

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

Media Contact:

Tori Harms, 503-226-3440

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2010 Financial Results

Portland, Ore. – November 3, 2010 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its third quarter ended September 25, 2010.

Financial results for the third quarter 2010 compared to the third quarter 2009:

•	Revenues decreased 1.3% to $84.9 million from $86.0 million

•	Comparable restaurant sales decreased 4.6%

•	Total restaurant operating costs were 88.5% of revenues compared to 87.4%

•	Net income was $1.0 million or $0.07 per diluted share for both periods

Bill Freeman, Chief Executive Officer, said, “Although revenues declined by $1.1 million, operating income, net income, and earnings per diluted share all held steady compared to the third quarter of last year. Given the state of the economy during the third quarter, the Gulf oil spill’s impact on seafood consumption, and higher commodity pricing, we continue to appreciate the collective efforts of our team in successfully executing our business under what remain uncertain conditions. As we look to the fourth quarter, we will continue our focus on successful restaurant-level execution during the important holiday season, while taking the necessary steps to further evolve our concept in the areas of menu development, marketing, restaurant ambiance and real estate strategy, so we can continue to expand our guest appeal.”

Revenues for the third quarter 2010 decreased 1.3% to $84.9 million from $86.0 million in the third quarter 2009. The decrease in revenues was primarily due to the decline in comparable restaurant sales driven by a decrease in restaurant traffic of 8.7% partially offset by a 4.1% increase in net pricing and product mix. The Company notes that its calculation of restaurant traffic is limited to entrée orders only, and therefore does not include the introduction of sushi, raw bar and small plate offerings as a substitute for entrées. Revenues were positively affected by the 39 week increase in store operating weeks as a result of the additional restaurants open in the 2010 period compared to the 2009 period.

2010 Outlook

The Company reiterates its annual revenue guidance for 2010 of between $345 and $355 million, and earnings between $0.35 and $0.40 per fully diluted share. The Company completed its development plans for 2010 earlier this year with a total of three restaurant openings.

Conference Call

The Company will host a conference call to discuss third quarter 2010 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Michelle Lantow, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 587-0613, or for international callers (719) 457-2655. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3196459. The replay will be available until Wednesday, November 17, 2010.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 96 restaurants, including 89 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 38 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeals to a broad base including the business community, casual diners, families and travelers.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook we provide for 2010 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	September 26, 2009		September 25, 2010
Revenues	$85,984	100.0%	$84,900	100.0%

Restaurant operating costs
Food and beverage	25,053	29.1	24,550	28.9
Labor	27,761	32.3	27,779	32.7
Operating	13,131	15.3	13,063	15.4
Occupancy	9,200	10.7	9,723	11.5

Total restaurant operating costs	75,145	87.4	75,115	88.5
General and administrative expenses	4,826	5.6	4,088	4.8
Restaurant pre-opening costs	109	0.1	93	0.1
Depreciation and amortization	4,241	4.9	3,955	4.7
Impairment, restructuring and other charges	42	—	—	—

Total costs and expenses	84,363	98.1	83,251	98.1

Operating income	1,621	1.9	1,649	1.9
Interest expense, net	469	0.5	430	0.5
Other income, net	(37)	—	—	—

Income before income taxes	1,189	1.4	1,219	1.4
Income tax expense	179	0.2	183	0.2

Net income	$1,010	1.2%	$1,036	1.2%

Net income per share
Basic	$0.07		$0.07
Diluted	$0.07		$0.07
Shares used in computing net income per share
Basic	14,785		14,814
Diluted	14,848		14,908

	Thirty-nine week period ended
	September 26, 2009		September 25, 2010
Revenues	$270,620	100.0%	$259,455	100.0%

Restaurant operating costs
Food and beverage	80,267	29.7	77,230	29.8
Labor	88,518	32.7	85,339	32.9
Operating	41,629	15.4	38,516	14.8
Occupancy	28,190	10.4	28,268	10.9

Total restaurant operating costs	238,604	88.2	229,353	88.4
General and administrative expenses	15,619	5.8	13,819	5.3
Restaurant pre-opening costs	750	0.3	1,226	0.5
Depreciation and amortization	12,614	4.7	11,614	4.5
Impairment, restructuring and other charges	594	0.2	—	—

Total costs and expenses	268,181	99.1	256,012	98.7

Operating income	2,439	0.9	3,443	1.3
Interest expense, net	1,316	0.5	1,236	0.5
Other income, net	(10)	—	—	—

Income before income taxes	1,133	0.4	2,207	0.9
Income tax expense	78	—	327	0.1

Net income	$1,055	0.4%	$1,880	0.7%

Net income per share
Basic	$0.07		$0.13
Diluted	$0.07		$0.13
Shares used in computing net income per share
Basic	14,764		14,802
Diluted	14,780		14,922